EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS 25 PERCENT INCREASE IN SECOND QUARTER NET INCOME.

DURANGO, Colorado (October 11, 2016) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the three and six months ended August 31, 2016 (“the second quarter of FY2017” and the “first six months of FY2017,” respectively). The Company franchises and operates gourmet chocolate and confection stores and self-serve frozen yogurt cafés, and manufactures an extensive line of premium chocolates and other confectionery products. The Company will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

SECOND QUARTER HIGHLIGHTS

●	Total revenue decreased 7.3 percent to $8.6 million in the second quarter of FY2017, compared with revenue of $9.3 million in the three months ended August 31, 2015 (“the second quarter of FY2016”).

●	Same-store pounds of product purchased from the Company’s factory by franchisees and co-branded licensees decreased 2.1% during the second quarter of FY2017 compared to the second quarter of FY2016.

●

Net income attributable to RMCF shareholders increased 25.0 percent to $975,000, or $0.17 per basic and $0.16 per diluted share, in the second quarter of FY2017, versus net income attributable to RMCF shareholders of $780,000, or $0.13 per basic and diluted share, in the second quarter of FY2016.

●	Operating income decreased 8.4 percent to $1,554,000 in the second quarter of FY2017, compared with operating income of $1,698,000 during the second quarter of FY2016.

●	Adjusted EBITDA (a non-GAAP measure defined later in this release) decreased 8.3 percent to $2,019,000 in the second quarter of FY2017, versus $2,201,000 in the second quarter of FY2016.

●

Factory sales declined 3.8 percent during the second quarter of FY2017, compared to the second quarter of FY2016 primarily due to a 44.5% decrease in shipments of product to customers outside our network of franchised retail stores.

●

Royalty and marketing fees decreased 8.4 percent in the second quarter of FY2017, primarily due to a 12.9 percent decrease in the number of franchised locations in operation compared to the second quarter of FY2016.

●

Franchise fees decreased 56.4 percent in the second quarter of FY2017, primarily due to fewer international license fees during the quarter and fewer U-Swirl openings compared to the second quarter of FY2016.

●

Retail sales declined 13.5 percent during the second quarter of FY2017, compared to the second quarter of FY2016, primarily the result of fewer units in operation. Same-store sales at Company-owned stores and cafés increased 0.2 percent in the second quarter of FY2017 compared to the second quarter of FY2016.

●

The Company’s franchisees and licensees opened six international Rocky Mountain Chocolate Factory licensed stores, one domestic self-serve frozen yogurt café, one international self-serve frozen yogurt café and four co-branded Cold Stone Creamery stores during the second quarter of FY2017.

●	The Company repurchased 20,686 shares of its common stock at an average price of $9.97 during the second quarter of FY2017.

●	On September 16, 2016, the Company paid its 53rd consecutive quarterly cash dividend to shareholders, in the amount of $0.12 per share.

SECOND QUARTER OPERATING RESULTS

Total revenue decreased 7.3 percent to $8.6 million during the second quarter of FY2017, compared with $9.3 million in revenue during the second quarter of FY2016.

Total factory sales decreased 3.8 percent to $5.0 million in the second quarter of FY2017, compared to factory sales of $5.2 million in the second quarter of FY2016. The decrease was due primarily to a 44.5 percent decrease in shipments of product to customers outside the Company’s network of franchise retail locations, a 3.5 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation and a 2.1 percent decrease in same-store pounds purchased by our network of franchise and licensed stores. Factory gross margins decreased 50 basis points to 29.8 percent of factory sales in the second quarter of FY2017, compared to 30.3 percent in the second quarter of FY2016.

Retail sales declined 13.5 percent to $1.3 million in the second quarter of FY2017, compared to $1.6 million in the second quarter of FY2016. The decrease in retail sales was primarily due to the sale of certain Company-owned locations and the closure of an underperforming Company-owned location. Partially offsetting this decrease, same-store sales at all Company-owned stores and cafés increased 0.2 percent during the second quarter of FY2017 compared to the second quarter of FY2016.

Royalties and marketing fees decreased 8.4 percent to $2.2 million in the second quarter of FY2017, compared with $2.4 million in the second quarter of FY2016, primarily due to a 12.9 percent decrease in the number of domestic franchise stores and cafés in operation resulting from domestic store closures exceeding domestic store openings. The Company’s franchisees and licensees opened six international Rocky Mountain Chocolate Factory licensed stores, one domestic self-serve frozen yogurt café, one international self-serve frozen yogurt café and four co-branded Cold Stone Creamery stores during the second quarter of FY2017. Complete lists of stores and cafés are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees decreased 56.4 percent to $49,500 in the second quarter of FY2017, compared to $113,600 in the second quarter of FY2016, as a result of fewer U-Swirl cafés being opened and less international license fees being recognized in the second quarter of FY2017 compared to the second quarter of FY2016.

Income from operations decreased 8.4 percent in the second quarter of FY2017 to $1.6 million, compared with $1.7 million in the second quarter of FY2016. The decrease in operating income was primarily the result of the decrease in revenues.

Interest expense, net of interest income, totaled $33,000 in the second quarter of FY2017, compared with interest expense, net of interest income, of $42,600 in the second quarter of FY2016. The decrease in net interest expense resulted from lower outstanding debt, the result of scheduled repayments from a promissory note entered into in January 2014 to fund business acquisitions by U-Swirl, Inc. (“SWRL”), a 39%-owned subsidiary of the Company.

Pretax income declined 8.1 percent to $1,521,000 in the second quarter of FY2017, versus $1,655,000 in the second quarter of FY2016. The Company’s effective income tax rate in the second quarter of FY2017 was 35.9 percent, which represented an increase of 10.8 percentage points when compared with an effective rate of 25.1 percent in the second quarter of FY2016. The increase in the effective tax rate is primarily due to the tax consequences of a change in the controlling interest in SWRL and foreclosure upon the stock of U-Swirl International, Inc.

Net income attributable to RMCF shareholders (after deducting the net income attributable to non-controlling interest) increased 25.0 percent to $975,000, or $0.17 per basic and $0.16 per diluted share, in the second quarter of FY2017, compared with net income attributable to RMCF shareholders of $780,000, or $0.13 per basic and diluted share, in the second quarter of FY2016.

U-Swirl recorded net income of $304,000 in the second quarter of FY2017, compared with net income of $755,000 recorded by SWRL in the second quarter of FY2016.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) decreased 8.3 percent in the second quarter of FY2017 to $2,019,000, versus $2,201,000 in the second quarter of FY2016.

SIX-MONTH OPERATING RESULTS

Total revenue decreased 8.5 percent to $18.0 million during the first six months of FY2017, compared with $19.6 million in revenue during the six months ended August 31, 2015 (“the first six months of FY2016”).

Total factory sales decreased 6.6 percent to $10.7 million in the first six months of FY2017, compared to factory sales of $11.5 million in the first six months of FY2016. The decrease was due primarily to a 26.7 percent decrease in shipments of product to customers outside the Company’s network of franchise retail locations, a 3.0 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation and a 3.7 percent decrease in same-store pounds purchased by our network of franchise and licensed stores. Factory gross margins decreased 10 basis points to 27.6 percent of factory sales in the first six months of FY2017, compared to 27.7 percent in the first six months of FY2016.

Retail sales declined 12.1 percent to $2.6 million in the first six months of FY2017, compared to $3.0 million in the first six months of FY2016. The decrease in retail sales was primarily due to the sale of certain Company-owned locations and the closure of an underperforming Company-owned location. Partially offsetting this decrease, same-store sales at all Company-owned stores and cafés increased 0.9 percent during the first six months of FY2017 compared to the first six months of FY2016.

Royalties and marketing fees decreased 6.6 percent to $4.5 million in the first six months of FY2017, compared with $4.8 million in the first six months of FY2016, primarily due to an 11.0 percent decrease in the number of domestic franchise stores and cafés in operation resulting from domestic store closures exceeding domestic store openings. The Company’s franchisees and licensees opened 1 domestic Rocky Mountain Chocolate Factory store, 14 international Rocky Mountain Chocolate Factory licensed stores, 4 domestic self-serve frozen yogurt cafés, 1 international self-serve frozen yogurt café and 5 co-branded Cold Stone Creamery stores during the first six months of FY2017. Complete lists of stores and cafés are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees decreased 59.7 percent to $155,000 in the first six months of FY2017, versus $384,000 in the first six months of FY2016, as a result of international license fees being recognized in the first six months of FY2016 and no international license fees being recognized in the first six months of FY2017.

Income from operations decreased 11.9 percent in the first six months of FY2017 to $2.7 million, compared with $3.1 million in the first six months of FY2016. The decrease in operating income was primarily the result of the decrease in revenues.

Interest expense, net of interest income, totaled $69,000 in the first six months of FY2017, compared with interest expense, net of interest income, of $88,000 in the first six months of FY2016. The decrease in net interest expense resulted from lower outstanding debt, the result of scheduled repayments on a promissory note entered into in January 2014 to fund business acquisitions by SWRL.

Pretax income declined 11.7 percent to $2,668,000 in the first six months of FY2017, versus $3,021,000 in the first six months of FY2016. The Company’s effective income tax rate in the first six months of FY2017 was 36.0 percent, which represented an increase of 8.0 percentage points when compared with an effective rate of 28.0 percent in the first six months of FY2016. The increase in the effective tax rate is primarily due to the tax consequences of a change in the controlling interest in U-Swirl and foreclosure upon the stock of U-Swirl International, Inc.

Net income attributable to RMCF shareholders (after deducting the net income attributable to non-controlling interest) increased 10.6 percent to $1,707,000, or $0.29 per basic and $0.28 per diluted share, in the first six months of FY2017, compared with net income attributable to RMCF shareholders of $1,543,000, or $0.26 per basic and $0.25 per diluted share, in the first six months of FY2016.

U-Swirl recorded net income of $599,000 in the first six months of FY2017, compared with net income of $1,034,000 recorded by SWRL in the first six months of FY2016.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) decreased 12.6 percent in the first six months of FY2017 to $3,755,000, versus $4,298,000 in the first six months of FY2016.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, equity compensation expenses, impairment charges, restructuring charges, and acquisition-related costs to GAAP income from operations.

This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. The Company believes that the adjusted EBITDA financial measure presented provides additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, the Company believes that adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, the Company uses adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income. Reconciliations of this non-GAAP measure to their most comparable GAAP measure are included below.

Cash Dividends

On September 16, 2016, the Company paid its 53rd consecutive quarterly cash dividend to shareholders, in the amount of $0.12 per share.

Investor Conference Call

The Company will host an investor conference call today, October 11, 2016, at 4:15 p.m. Eastern Time (EDT), to discuss its operating results for the second quarter and first six months of FY2017, along with other topics of interest. To participate in the conference call, please call 1-877-270-2148 (International local participants call 1-412-902-6510) approximately five minutes prior to 4:15 p.m. EDT on October 11, 2016 and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call.”

A replay of the conference call will be available one hour after completion of the call until Tuesday, October 18, 2016 at 5:00 p.m. EST by calling 1-877-344-7529 (International participants call 1-412-317-0088) and entering the conference I.D.# 10093506.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of October 11, 2016 the Company, its subsidiaries and its franchisees operated 562 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 44 states, Canada, Japan, South Korea, The Republic of the Philippines, The United Arab Emirates and The Kingdom of Saudi Arabia. The Company’s common stock is listed on the NASDAQ Global Market under the symbol “RMCF.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, changes in the confectionery business environment, seasonality, consumer interest in the Company’s products, general economic conditions, the success of the Company’s frozen yogurt business, receptiveness of our products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, the effect of government regulations and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The forward-looking statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	August 31, 2016	August 31, 2016
United States
Rocky Mountain Chocolate Factory
Franchise Stores	0	192
Company-Owned Stores	0	3
Cold Stone Creamery	4	81
International License Stores	6	92
U-Swirl
Franchise Stores	1	187
Company-Owned Stores	0	6
International License Stores	1	9
Total	12	570

SELECTED BALANCE SHEET DATA

(in thousands)

	August 31, 2016	February 29, 2016
Current Assets	$14,790	$15,439
Total Assets	$29,900	$30,316
Current Liabilities	$8,001	$8,006
Stockholder's Equity	$18,713	$18,479

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Three Months Ended August 31,		Three Months Ended August 31,
	2016	2015	2016	2015
Revenues
Factory sales	$4,975	$5,169	57.8%	55.7%
Royalty and marketing fees	2,236	2,442	26.0%	26.3%
Franchise fees	49	113	0.6%	1.2%
Retail sales	1,342	1,551	15.6%	16.7%
Total revenues	8,602	9,275	100.0%	100.0%

Costs and expenses
Cost of sales	3,924	4,081	45.6%	44.0%
Franchise costs	503	610	5.8%	6.6%
Sales and marketing	663	603	7.7%	6.5%
General and administrative	981	1,134	11.4%	12.2%
Retail operating	659	793	7.7%	8.5%
Depreciation and amortization	318	356	3.7%	3.8%
Restructuring and acquisition related charges	-	-	0.0%	0.0%
Total costs and expenses	7,048	7,577	81.9%	81.7%

Income from operations	1,554	1,698	18.1%	18.3%

Other income (expense)
Interest expense	(44)	(56)	-0.5%	-0.6%
Interest income	11	13	0.1%	0.1%
Other, net	(33)	(43)	-0.4%	-0.5%

Income before income taxes	1,521	1,655	17.7%	17.8%

Provision for income taxes	546	414	6.3%	4.5%

Consolidated net income	975	1,241	11.3%	13.4%

Less: net loss attributable to non-controlling interest	-	461	0.0%	5.0%

Net income attributable to RMCF	$975	$780	11.3%	8.4%

Basic earnings per common share	$0.17	$0.13
Diluted earnings per common share	$0.16	$0.13

Weighted average common shares outstanding	5,829,083	5,913,944

Dilutive effect of employee Stock awards	161,965	210,047

Weighted average common shares outstanding, assuming dilution	5,991,048	6,123,991

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Six Months Ended August 31,		Six Months Ended August 31,
	2016	2015	2016	2015
Revenues
Factory sales	$10,736	$11,493	59.7%	58.5%
Royalty and marketing fees	4,482	4,799	24.9%	24.4%
Franchise fees	155	384	0.9%	2.0%
Retail sales	2,605	2,963	14.5%	15.1%
Total Revenues	17,978	19,639	100.0%	100.0%

Costs and expenses
Cost of sales	8,623	9,245	48.0%	47.1%
Franchise costs	1,051	1,214	5.8%	6.2%
Sales and marketing	1,317	1,239	7.3%	6.3%
General and administrative	2,221	2,463	12.4%	12.5%
Retail operating	1,326	1,648	7.4%	8.4%
Depreciation and amortization	643	721	3.6%	3.7%
Restructuring and acquisition related charges	60	-	0.3%	0.0%
Total Costs and Expenses	15,241	16,530	84.8%	84.2%

Income from operations	2,737	3,109	15.2%	15.8%

Other income (expense)
Interest expense	(92)	(115)	-0.5%	-0.6%
Interest income	23	27	0.1%	0.1%
Other, net	(69)	(88)	-0.4%	-0.4%

Income before income taxes	2,668	3,021	14.8%	15.4%

Provision for income taxes	961	847	5.3%	4.3%

Consolidated net income	1,707	2,174	9.5%	11.1%

Less: Net loss attributable to non-controlling interest	-	631	0.0%	3.2%

Net income attributable to RMCF	$1,707	$1,543	9.5%	7.9%

Basic earnings per common share	$0.29	$0.26
Diluted earnings per common share	$0.28	$0.25

Weighted average common shares outstanding	5,832,299	5,946,751

Dilutive effect of employee Stock awards	171,854	222,739

Weighted average common shares outstanding, assuming dilution	6,004,153	6,169,490

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)

	Three Months Ended August 31,		Change
	2016	2015
GAAP: Income from operations	$1,554	$1,698	-8.5%
Depreciation and amortization	318	356
Equity compensation expense	147	147
Restructuring, impairment and acquisition related charges	-	-
Non-GAAP, adjusted EBITDA	$2,019	$2,201	-8.3%

	Six Months Ended August 31,		Change
	2016	2015
GAAP: Income from operations	$2,737	$3,109	-12.0%
Depreciation and amortization	643	721
Equity compensation expense	315	468
Restructuring, impairment and acquisition related charges	60	-
Non-GAAP, adjusted EBITDA	$3,755	$4,298	-12.6%